EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Quepasa Corporation and Subsidiaries

We hereby consent to the incorporation by reference in registration statements of Quepasa Corporation and Subsidiaries on Form S-3, No. No. 333-40574, and Form S-8, Nos. 333-88271, 333-93637, 333-118645 and 333-146486  of our report dated March 31, 2008, relating to the consolidated balance sheet of the Company as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive (loss), and cash flows for the year then ended, appearing in the Annual Report on Form 10-K of Quepasa Corporation and Subsidiaries for the year ended December 31, 2008.

/s/ Berenfeld, Spritzer, Shechter & Sheer LLP
Fort Lauderdale, Florida
March 31, 2009